Exhibit 99.1


STILWELL
FINANCIAL INC.

                                  920 Main Street, 21st Floor
                                  Kansas City, Missouri 64105-2008
                                  NYSE Symbol:  SV

NEWS RELEASE

Media Contact:                     Investor Contacts:
   Peggy Landon (816-218-2455)       Landon H. Rowland (816-218-2416)
    Director of Investor              Chairman, President and Chief Executive
     and Public Relations                Officer
                                     Daniel P. Connealy (816-218-2412)
                                      Vice President and Chief Financial Officer


           Stilwell Financial Obtains $137.5 Million In New Financing The Company Intends to Pay Any Convertible Bond Puts In Cash


         KANSAS CITY, Mo. (March 28, 2002) - Stilwell Financial Inc. (NYSE: SV) today agreed to sell 7.875% senior notes totaling $137.5 million. The Public Income NotES (PINES(R)) due in 2032 will be issued in $25 denominations and sold through retail financial consultants. The PINES are callable after five years at a par of $25 plus accrued and unpaid interest.

         The transaction includes an over-allotment option that allows underwriters to sell up to an additional $20.625 million of the PINES. The lead managing underwriter was Salomon Smith Barney, and the co-managing underwriters were A.G. Edwards & Sons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Warburg, Banc of America Securities LLC, Credit Suisse First Boston and JPMorgan. Stilwell will use the proceeds from the new securities for general corporate purposes, which may include paying for any of the company's zero-coupon convertible notes that may be tendered for purchase on April 30, 2002.

         The zero-coupon convertible notes were issued on April 30, 2001 and allow the holders to require Stilwell to purchase all or a portion of their holdings on the one-, three- and five-year anniversaries of their issuance and every five years thereafter. Stilwell has the option to pay for any tendered notes with cash or in shares of Stilwell common stock. The company notified the note holders today of its decision to pay cash for any notes that are purchased on April 30, 2002. If all of the zero-coupon convertible notes were tendered, the total price payable by Stilwell would be approximately $697 million.

About Stilwell Financial Inc.

         Stilwell Financial Inc. is a diversified, global financial services company with subsidiaries and affiliates operating in North America, Europe and Asia. Stilwell currently owns 98 percent of Janus Capital Corporation, approximately 87 percent of Berger Financial Group LLC, 81 percent of Nelson Money Managers Plc and 33 percent of DST Systems, Inc.

         A prospectus relating to the PINES offering may be obtained from Tim Christian, Salomon Smith Barney Inc., 390 Greenwich St., 4th floor, New York, NY 10013, 212-723-6104.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

         This press release includes statements concerning potential future events involving Stilwell Financial Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Stilwell will not update any forward-looking statements made in this press release to reflect future events or developments.

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